Exhibit 5.1

REINHART BOERNER VAN DEUREN s.c.
1000 North Water Street
Milwaukee, WI 53202

February 14, 2007

STRATTEC SECURITY CORPORATION
3333 West Good Hope Road
Milwaukee, WI 53209

Gentlemen:                                                                                                                                                     Re: Registration Statement on Form S-8

We have acted as counsel for STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the "Company"), in connection with the Company's offering to certain participants of up to 100,000 shares (the "Shares") of its $0.01 par value common stock pursuant to the Amended and Restated STRATTEC SECURITY CORPORATION Stock Incentive Plan (the "Plan").

In such capacity, we have examined, among other documents, the Amended and Restated Articles of Incorporation and By-Laws of the Company and the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof or shortly hereafter (the “Registration Statement”), to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Act”). In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the capacity of each party executing a document to so execute such document.

Based upon the foregoing, and upon such further examination as we have deemed relevant and necessary, we are of the opinion that the Shares have been legally and validly authorized under the Amended and Restated Articles of Incorporation of the Company and the laws of the State of Wisconsin and, when issued and delivered and as provided under applicable Wisconsin law, the Registration Statement and the Company’s Amended and Restated Articles of Incorporation and By-Laws, will be validly issued and outstanding and fully paid and nonassessable, except as set forth in section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as interpreted, which provides that shareholders of the Company may be personally liable in an amount equal to the par value of their shares for all debts owing to employees of the Company for services performed for the Company, but not to exceed six months' service in any one case.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the use of our name wherever it appears in the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto. In giving our consent, we do not admit that we are "experts" within the meaning of section 11 of the Act or within the category of persons whose consent is required by section 7 of the Act.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

BY /s/ James M. Bedore
      James M. Bedore